TRANSCONTINENTAL GAS PIPELINE CORPORATION

2800 Post Oak Boulevard
P.O. Box 1396
Houston, TX 77251-1396
713-439-2000



March 4, 1997

Ms. Eileen Stanek
AGL Resources Inc.
303 Peachtree Street, N.E.
Atlanta, GA 30308


Dear Eileen:

Enclosed for your records are fully executed originals of the following agreements for the 1998 Cherokee Expansion Project:

o      Precedent Agreement

o      Side Letter agreement regarding supply arrangements

Transco hopes to file the certificate application for the project on March 31, 1997, I will forward a copy for your records when the filing is available.

Hope you had a good vacation!

Best regards,

/s/ Craig Adams

Craig Adams
Project Development


Enclosure






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Transco                                    1998 CHEROKEE EXPANSION PROJECT
                                                 PRECEDENT AGREEMENT



     THIS PRECEDENT AGREEMENT, entered into this 28th day of February, 1997, is by and between TRANSCONTINENTAL GAS PIPE LINE CORPORATION ("Transco"), a Delaware corporation, and ATLANTA GAS LIGHT COMPANY ("Atlanta"), a Georgia corporation. Transco and Atlanta are sometimes referred to individually as "Party" and jointly as "Parties".



                                   WITNESSETH


     WHEREAS, Transco conducted an open season from December 18, 1996 through January 20, 1997, during which it accepted requests for firm transportation service to be made available through an expansion of its transmission facilities, hereinafter referred to as the "1998 Cherokee Expansion Project";

     WHEREAS, Atlanta submitted a Complete Request (as defined in Transco's open season announcement) during the open season and desires firm transportation service as part of the 1998 Cherokee Expansion Project for 85,000 dekatherms of gas per day ("Dt/D") from the receipt point(s) specified in exhibit A hereto to the delivery point(s) specified in exhibit B hereto;

     WHEREAS, subject to the terms and conditions of this Precedent Agreement, Transco is willing to provide such firm transportation service for Atlanta as part of the 1998 Cherokee Expansion Project commencing as soon as all rights and regulatory approvals are received and accepted by Transco and all of the necessary facilities are constructed and ready for service.

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     NOW THEREFORE,  in  consideration  of the mutual  covenants herein assumed,
Transco and Atlanta hereby agree as follows:


     1. Rights and Approvals. Following the execution by Transco of this Precedent Agreement, Transco shall seek such contract rights, property rights, financing arrangements and regulatory approvals, including, without limitation, the requisite authorizations from the Federal Energy Regulatory Commission ("FERC"), including rates based on a straight fixed-variable ("SFV") rate design methodology and an incremental cost of service, as may be necessary to provide firm transportation service for Atlanta of 85,000 Dt/D from point(s) of receipt set forth in Exhibit A hereto point(s) of delivery set forth in exhibit B hereto. Transco reserves the right to file and prosecute applications for any required authorizations, any supplements, or amendments thereto, and, if necessary, court review, in such manner as it deems to be in its best interest.
     Atlanta agrees to use its good faith efforts to cooperate with and support Transco in obtaining such regulatory approvals and to provide Transco with any necessary information reasonably requested in order to obtain contract rights, property rights, financing arrangements and/or regulatory approvals, provided that Transco shall, upon Atlanta's request, seek confidential treatment of such information. In that regard, Atlanta agrees to file with the FERC in support of Transco's certificate application (including rates based on the SFV rate design methodology) filed pursuant to Section 7(c) of the Natural Gas Act for a certificate of public convenience and necessity and authorizing the 1998 Cherokee Expansion Project ("FERC Authorization"). In addition, if the FERC determines that information relating to Atlanta's markets, gas supply, or upstream transportation or storage arrangements is required from Transco, Atlanta shall provide Transco with such information in a timely manner to enable Transco to respond within the time required by the FERC.

     2. Service Agreement. Within thirty (30) days after the date Transco receives and accepts the FERC Authorization, on terms satisfactory to Transco in its sole opinion, Transco and Atlanta shall deliver and execute a service agreement under Transco's Rate Schedule FT ("Service Agreement"), provided that this Precedent Agreement has not been previously terminated. The Service Agreement shall provide for the firm transportation by Transco for Atlanta of 85,000 Dt/D

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from point(s) of receipt set forth in exhibit A hereto  point(s) of delivery set forth in Exhibit B hereto.

     3. Rates. For the subject firm transportation service, Atlanta agrees to pay rates as approved by the FERC.

     4. Term. Transco's obligation to provide the firm transportation service contemplated herein and Atlanta's obligation to pay Transco reservation charges for such service shall commence on the first day on which Transco's facilities necessary to provide firm service to Atlanta under the 1998 Cherokee Expansion Project have been constructed and are ready for service as determined in Transco's sole opinion. Such firm transportation service shall continue for a primary term of fifteen (15) years from the date that the firm transportation service commences, and year-to-year thereafter subject to termination after such primary term by either Party upon one (1) year prior written notice to the other Party.

     5. Termination of Agreements. If Transco has not received and accepted the necessary FERC Authorizations on or before May 31, 1999, then at any time thereafter until Transco receives and accepts such FERC Authorizations, either Party shall have the right to terminate this Precedent Agreement by giving (30) days advance written notice to the other Party; provided, however, that such termination shall not be effective if during the 30-day period Transco receives and accepts the necessary FERC Authorizations. Additionally, if Transco has not commenced the firm shall have the right to terminate this Precedent Agreement and the Service Agreement by giving twenty-four (24) hours advance written notice to the other Party; provided that such right must be exercised on or before November 2, 2000 or else such right shall be waived.

     6. Construction, After both Parties' execution of the Service Agreement pursuant to Paragraph 2 above and Transco's receipt and acceptance of all other necessary contracts rights, property rights, financing arrangements and regulatory approvals in a form and substance satisfactory  to Transco in its sole  opinion,  Transco  shall  proceed with the construction of the facilities so as to begin firm service by a projected in-service date of November 1, 1998. If Transco is unable to complete such construction and place such facilities into operation by such proposed in-service date despite its exercise of due diligence, Transco shall continue to proceed with due diligence to complete such construction, place such facilities in operations and commence service for Atlanta at the earliest practicable date thereafter. Transco shall not be liable in any manner to Atlanta, nor shall this Precedent agreement or the Service Agreement be subject to termination if, despite Transco's exercise of due diligence, Transco is unable to complete the construction of such facilities and commence firm transportation service contemplated herein by the proposed in-service date.

     7. Prepayment Refund. Transco and Atlanta agree that the prepayment submitted by Atlanta during the open season for the 1998 Cherokee Expansion Project plus any interest that accrues on the prepayment amount (any interest on the prepayment amount calculated hereunder shall be a the interest rate set forth in Section 7 of the General Terms and Conditions of Transco's FERC Gas Tariff) prior to the in-service date of the project will be applied to Atlanta's reservation charges due of the first month of firm transportation service under the project. In the event that service commences on a date other than the first day of the month, the reservation charge will be prorated and the prepayment plus accrued interest will be applied to such pro rated reservation charge. In the event that Atlanta terminates this Precedent Agreement pursuant to Paragraph 5 above, Transco shall refund Atlanta's prepayment plus accrued interest.

     8. Remedies. Atlanta recognizes that Transco will be required to incur material expenses to construct the 1998 Cherokee Expansion Project facilities by a projected in-service date of November 1, 1998. In the event that Atlanta fails to perform its obligations under this Precedent Agreement or terminates this Precedent Agreement in a manner inconsistent with Paragraph 5 above, Transco shall have the right to retain Atlanta's prepayment (plus accrued interest) made in accordance with Atlanta's request for firm transportation service under the 1998 Cherokee Expansion Project and to seek any other legal remedies available to Transco, provided that any such legal remedy which is a monetary remedy shall be reduced by an amount equal to the prepayment (plus accrued interest) retained by Transco.

      9. Notice. Notices under this Precedent Agreement shall be in writing and shall be addressed as follows:

If to Atlanta:

Thomas H. Benson
Executive Vice President and Chief Operating Officer
Atlanta Gas Light Company
303 Peachtree Street, N.E.
Atlanta, GA 30308-3249
Fax:  404/584-3703

If to Transco:

Transcontinental Gas Pipe Line Corporation
2800 Post Oak Boulevard
P. O. Box 1396
Houston, Texas  77251-1396
Attention: Customer Services
Fax:  713/215-2549

Notices may abe given by hand, electronic transmission, mail or courier. Notices shall be deemed given upon the date the notice is sent. Either Party may change its address or telecopy number for notices hereunder by providing written notice of such change to the other Party.

     10. Assignment. Any individual or entity which shall succeed by purchase, merger or consolidation of the properties of Transco or Atlanta shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Precedent Agreement. Either Party may, without prior consent of the other Party, pledge, mortgage or assign its rights hereunder as security for its indebtedness; otherwise, any assignment of this Precedent Agreement or any of the rights and obligations hereunder shall be void and of no force or effect unless the assigning Party first obtains the consent thereto in writing of the other Party. With respect to the foregoing sentence, Atlanta and Transco hereby agree to execute and deliver to any pledgee or mortgagee of the other

Party a consent to  assignment  to the extent such consent  does not  materially alter any of the terms and conditions of this Precedent Agreement. Any assignment hereof shall be subject to the receipt and acceptance by Transco of any necessary regulatory or governmental authorizations. This Precedent Agreement shall be binding upon and shall inure to the benefit of the respective authorized successors and assigns.

     11. Governing Law. This Precedent Agreement and any action, claims, demands or settlements hereunder shall be governed by and construed in accordance with the laws of the State of Texas, excluding, however, any conflicts of laws, rules or principles which might require the application of the laws of another jurisdiction. Any action or proceeding arising out of this Precedent Agreement must be brought in the courts of the State of Texas with venue in the District Courts of Harris County; provided, however, that to the extent a basis for federal jurisdiction exists, Transco or Atlanta may in the alternative bring an action in the United States District Court for the Southern District of Texas. The Parties irrevocably waive any objections they might otherwise have to such jurisdiction or venue, whether on the grounds of inconvenience or otherwise, and any rights they might otherwise have to bring action in other jurisdiction or venue.

     12. Third Persons. Except as expressly provided in this Precedent Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person not a Party hereto any rights, remedies or obligations under or by reason of this Precedent Agreement.

     13. Laws and Regulatory Bodies. This Precedent Agreement and the obligations of the Parties hereunder are subject to all applicable laws, rules, orders and regulations of governmental authorities having jurisdiction and, in the event of conflict, such laws, rules, orders and regulations of governmental authorities having jurisdiction shall control.

     14. Captions. The titles to each of the paragraphs in this Precedent Agreement are included for convenience of reference only and shall have no effect on, or be deemed as part of the text of this Precedent Agreement.

     15. Severability. Any provision of this Precedent Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of that provision in any other jurisdiction.

     16. Further Assurances. Each Party agrees to execute and deliver all such other and additional instruments and documents and to do such other acts as may be reasonably necessary to effectuate the terms and provisions of this Precedent Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Precedent Agreement, in duplicate originals, as of the date first above written.

TRANSCONTINENTAL GAS PIPE LINE CORPORATION

By:  /s/ Frank J. Ferazzi
     Frank J. Ferazzi
     Vice President, Customer Service



ATLANTA GAS LIGHT COMPANY

By:  /s/ Thomas H. Benson
     Thomas H. Benson
     Executive Vice President & Chief Operating Officer

                                    EXHIBIT A

                            Specified Receipt Points

                            Atlanta Gas Light Company

                  Transportation Contract Quantity: 85,000 DT/D


            Receipt Points                Maximum Daily Quantity at Each Receipt
                                                       Point(1)
Point of interconnection between Transco's           85,000 Dt/D
mainline and Mobile Bay Lateral at milepost
  784.66 in Choctaw County, Alabama











(1) These quantities do not include the additional quantities of gas to be retained by Transco for compressor fuel and line loss make-up. Therefore, Atlanta shall also deliver or cause to be delivered at the receipt points such additional quantities of gas to be retained by Transco for compressor fuel and line loss make-up.

                                    Exhibit B

                            Specified Delivery Points

                            Atlanta Gas Light Company

                  Transportation Contract Quantity: 85,000 Dt/D


         Delivery Points              Maximum Daily Quantity at Each Delivery
                                                     Point(2)

              Suwanee                                 85,000















(2) Deliveries to or for the account of Atlanta at the delivery point(s) shall be subject to the limits of the Delivery Point Entitlements ("DPEs") at such delivery points, as such DPEs are set forth in Transco's FERC Gas Tariff as amended from time to time.

 TRANSCONTINENTAL GAS PIPELINE CORPORATION

2800 Post Oak Boulevard
P.O. Box 1396
Houston, TX 77251-1396
713-439-2000


February 19, 1997

Mr. Thomas H. Benson
Senior Vice President and Chief Operating Officer
Atlanta Gas Light Company
303 Peachtree Street, N. E.
Atlanta, GA 30308-3249

Re:    1998 Cherokee Expansion Project


Dear Mr. Benson:

Transcontinental Gas Pipe Line Corporation ("Transco") and Atlanta Gas Light Company ("Atlanta") are parties to a Precedent Agreement dated February 28 , 1997, providing the terms and conditions for Atlanta's subscription to 85,000 dt per day of firm transportation service under Transco's 1998 Cherokee Expansion Project. Atlanta has requested that it be permitted to terminate the Precedent Agreement in the event it is unable to secure gas supply arrangements at the point of receipt set forth in the Precedent Agreement. Transco is agreeable to Atlanta's request, subject to certain conditions. Accordingly, Transco and Atlanta hereby agree as follows:

1. If Atlanta has not secured, on or before any one of the respective dates set forth below (each such date is respectively referred to as a "Notice Date"), arrangements with one or more sellers of natural gas which in total will provide at least two years of natural gas supplies for Atlanta's firm transportation capacity under the 1998 Cherokee Expansion Project, Atlanta shall have the right to terminate the Precedent Agreement by (i) providing written notice of termination to Transco on or before a Notice Date
     (referred to as the "Applicable Notice Date" and (ii) delivering, on or before the Applicable Notice Date, payment of the reimbursement amount set forth below which corresponds to the Applicable Notice Date. Upon Transco's receipt of timely delivered termination notice and reimbursement amount, if any, the Precedent Agreement shall automatically terminate.

Mr. Thomas H. Benson
Atlanta Gas Light Company
February 19, 1997
Page 2

Notice Date                             Reimbursement Amount(1)
March 31, 1997                                        None
April 30, 1997                                        $360,000
May 31, 1997                                          $550,000
June 30, 1997                                       $1,000,000

2. Notices under this letter agreement shall be in writing and shall be addressed as follows:

     If to Atlanta:

     Thomas H. Benson
     Senior Vice President and Chief Operating Officer
     Atlanta Gas Light Company
     303 Peachtree Street, N. E.
     Atlanta, GA 30308-3249
     Fax:  404/584-3703

     If to Transco:

     Transcontinental Gas Pipe Line Corporation
     2800 Post Oak Boulevard
     P. O. Box 1396
     Houston, Texas 77251-1396
     Attention: Director, Project Development
     Fax:  713/215-2459

     Notices may be delivered by fax, and notices shall be deemed delivered upon receipt by the receiving party. Either party may change its address or fax number for notices hereunder by providing written notice of such change to the other party.

3.  This letter agreement shall be effective as of the date first above written.


(1) In addition to the reimbursement amount, Transco shall have the right to retain Atlanta's $50,000 prepayment (plus accrued interest) submitted with Atlanta's request for service under the project.

Mr. Thomas H. Benson
Atlanta Gas Light Company
February 19, 1997
Page 3

4.  This letter agreement shall be governed by the laws of the State of Texas.

5. Any assignment of this letter agreement by either party to an entity other than an affiliate shall be void and of no force or effect.

If the foregoing is agreeable to Atlanta, please execute both originals of this letter agreement and return them to Transco. Upon receipt, Transco will execute both duplicate originals and return one for Atlanta's records.

                                         Sincerely,

                                         TRANSCONTINENTAL GAS PIPE LINE
                                                  CORPORATION



                                        By: /s/ Frank J. Ferazzi
                                                Frank J. Ferazzi
                                                Vice President, Customer Service

Accepted and Agreed:
ATLANTA GAS LIGHT COMPANY

By:/s/Thomas H. Benson
Thomas H. Benson
Executive Vice President and Chief Operating Officer








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